Exhibit 99.1

GameStop Increases Full Year 2007 Guidance

Preliminary Fourth Quarter Comps of 17.4% Exceed Expectations

GRAPEVINE, Texas--(BUSINESS WIRE)--GameStop Corp. (NYSE: GME), the world’s largest video game and entertainment software retailer, today increased earnings guidance for the fiscal year ending February 2, 2008.

After a stronger than expected January, GameStop is increasing its fourth quarter and full year diluted earnings per share guidance by $0.02 to now range between $1.11 to $1.12 and $1.77 to $1.78, respectively. Driven by impressive domestic and international sales, and in spite of temporary industry-wide video game system shortages, preliminary comparable store sales for the fourth quarter exceeded our expectations and came in at a very strong 17.4%.

Note that guidance does not include debt retirement costs.

Full year 2007 sales and earnings results and fiscal 2008 earnings guidance will be released in mid-March 2008.

About GameStop Corp.

Headquartered in Grapevine, TX, GameStop Corp. is the world’s largest video game and entertainment software retailer. The company operates over 5,000 retail stores across the United States and in fifteen international countries. The company also operates two e-commerce sites, GameStop.com and EBgames.com, and publishes Game Informer® magazine, a leading multi-platform video game publication. GameStop Corp. sells new and used video game software, hardware and accessories for video game systems from Sony, Nintendo, and Microsoft. In addition, the company sells PC entertainment software, related accessories and other merchandise. General information on GameStop Corp. can be obtained at the company’s corporate website: http://www.gamestop.com/corporate.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the outlook for fiscal 2007 and beyond, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including Nintendo’s Wii; the timing of release of video game titles for next generation consoles; the risks associated with expanded international operations; and economic and other events that could reduce or impact consumer demand. Additional factors that could cause GameStop’s results to differ materially from those described in the forward-looking statements can be found in GameStop’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov.

CONTACT:
Media Contact:
Chris Olivera
Divisional Vice President,
Corporate Communications
GameStop Corp.
(817) 424-2130
or
Investor Contact:
Matt Hodges
Director,
Investor Relations
GameStop Corp.
(817) 424-2130